Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation (investors) (480) 606-3337 Jeff Stanlis, Hayden Communications (media) (602) 476-1821

For immediate release

RURAL/METRO DELAYS FILING ANNUAL REPORT ON FORM 10-K

SCOTTSDALE, Ariz. (Sept. 14, 2007) – Rural/Metro Corporation (NASDAQ: RURL), announced today that it was unable to file its Annual Report on Form 10-K for the fiscal year ended June 30, 2007 by the prescribed due date of September 13, 2007, as it is continuing to complete a review of its current year-end and historical financial statements.

During the Company’s 2007 fiscal year-end review, it has identified accounting misstatements related to financial reporting for income taxes, deferred rent and other items. The Company determined that under Staff Accounting Bulletin No. 99 – “Materiality” (“SAB 99”), the aggregate sum of the adjustments exceeded materiality thresholds when measured against the Company’s net income.

Although the Company has not yet completed the restatement of its financial statements, on a preliminary basis, the Company estimates the aggregate cumulative effect of the adjustments to be between $2.0 million and $4.5 million on an after-tax basis. The Company believes none of the adjustments it anticipates making will affect cash flows during the affected years or quarters.

The Company identified certain errors in connection with its ongoing evaluation and review of its accounting relating to the following items, which it is in the process of completing.

•	Income Taxes – In connection with its preliminary work on the adoption of FASB Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (“FIN 48”) compliance with which is required by the quarter ending September 30, 2007, the Company identified certain errors surrounding income tax reporting under Statement of Financial Accounting Standards No. 109.

•	Deferred Rent – The Company undertook a comprehensive review of its real estate operating leases pursuant to Statement of Financial Accounting Standards No. 13, “Accounting for Leases,” as amended, and related pronouncements (“SFAS No. 13”). Based on this review, the Company identified that a number of leases entered into prior to June 2006 contained payment escalation provisions that SFAS No. 13 requires be expensed on a straight-line basis over the term of the lease. As a result, rental expense was not properly recorded for real estate leases entered into in fiscal 2006 and prior.

•	Deferred Subscription Revenue – The Company continues to evaluate whether there are any errors relating to its accounting for deferred subscription revenue.

•	Retirement Plan – Effective July 2004, the Company established a separate retirement savings plan for approximately 120 union employees. Although the Company properly funded the plan both for employee contributions and employer match with cash, the Company did not recognize the corresponding expense related to the employer match obligation.

•	Other items – In addition to the adjustments described above, the Company will record a number of other adjustments to correct and record expenses in the periods in which such expenses were incurred. These adjustments are not material, either individually or in aggregate.

The Company discussed these errors and their impact on the Company’s financial statements with the Audit Committee of the Board of Directors of the Company (the “Audit Committee”). The Company and the Audit Committee have determined to restate the Company’s previously issued consolidated financial statements and financial data (covering the years or periods indicated below):

•	Consolidated financial statements for each of the fiscal years ended June 30, 2005 and 2006;

•	Selected consolidated financial data for each of the fiscal years ended June 30, 2003 through 2006; and,

•	Interim consolidated financial information for each of the first three quarters and the related interim periods in the fiscal years ended June 30, 2006 and 2007.

On September 13, 2007, the Audit Committee concluded that the consolidated financial statements and financial data for the periods stated above, as well as any related financial information, should no longer be relied upon.

In addition, the Company will be evaluating whether any of the matters identified in the course of the restatement analysis were the result of one or more material weaknesses in its internal control over financial reporting. The Company has not yet determined whether any material weaknesses in its internal control over financial reporting exist as of June 30, 2007. The Company will conclude its evaluation of the effectiveness of its internal control over financial reporting and disclosure controls and procedures for such periods, and report its findings in this regard, when it files such financial statements.

Until the Company’s review of its accounting processes is complete, the Company is unable to finalize its financial statements for the fiscal year ended June 30, 2007. The Company is working on completing the restated financial statements, the Form 10-K and related disclosures, and the related work on assessing its internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 described above, and the Company expects to file all required filings with the SEC, including the Form 10-K, once it has completed the restated financial information for the periods described above.

The Company expects to continue to be in compliance with the financial covenants contained in its senior credit facility based on its restated financial statements. However, the need to restate the Company’s financial statements has resulted in a default under the senior credit facility. In addition, the delay in filing the Form 10-K described above will result in a default under a reporting covenant contained in the senior credit facility. The Company has made preliminary communications with the agents for the lenders under the facility to obtain waivers from such lenders. However, there can be no assurance that such waivers will be obtained. If the Company does not obtain a waiver, it will become an event of default under the senior credit facility and the lenders thereunder would have the right to accelerate the debt under the facility, which would have a material adverse effect on the financial condition and liquidity of the Company.

In addition, the delay in filing the Form 10-K will result in non-compliance with indentures pursuant to which the Company issued its senior discount notes and its subsidiary Rural/Metro Operating Company LLC issued its senior subordinated notes. However, this non-compliance will not result in events of default under the indentures unless and until written notice thereof is delivered by the respective trustees or requisite holders of notes thereunder and, in any event, such events of default would be cured if the Company files the Form 10-K within 60 days of any such notice. As a result, the Company believes that it will be able to file the Form 10-K in sufficient time to avoid any event of default maturing into a default under any indenture. If such an event of default occurs and is continuing under the Indentures or the debt under the senior credit facility is accelerated pursuant to an event of default, all unpaid principal and accrued interest on the notes then outstanding may become immediately due and payable unless the Company is able to obtain a waiver. If a waiver is not obtained, this would have a material adverse effect on the financial condition and liquidity of the Company.

On September 14, 2007, the Company notified The NASDAQ Stock Market LLC (“NASDAQ”) that it would not timely file its Annual Report on Form 10-K for the fiscal year ended June 30, 2007, with the SEC by the 15th calendar day following the prescribed due date of September 13, 2007, and therefore, the Company would not be in compliance with NASDAQ’s filing requirement as set forth in NASDAQ Marketplace Rule 4310 (c)(14). NASDAQ requires, among other things, that the Company timely file all required reports with the SEC. The Company expects to restore compliance with such listing requirements when it files the Form 10-K and any other required periodic reports with the SEC.

About Rural/Metro

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and approximately 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS

The foregoing reflects the Company’s views about the accounting adjustments, its financial condition, performance and other matters that constitute “forward-looking” statements; as such term is defined by the federal securities laws. You can find many of these statements by looking for words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “should,” “continue,” “predict,” “preliminary” and similar words used herein. These forward-looking statements are subject to the safe harbor protection provided by federal securities laws. These forward-looking statements are subject to numerous risks, uncertainties and assumptions. These risks and uncertainties include, but are not limited to: (1) the results and effect of the Company’s review of its accounting practices; (2) the effects of any potential SEC or NASDAQ inquiry with respect to the potential adjustments or the Company’s accounting practices; (3) expectations as to the timing of the Company’s review, restatement and filing of its previously issued financial statements and its assessment of the effectiveness of disclosure controls and procedures and internal control over financial reporting, the review and filing of the Company’s Form 10-K for the fiscal year ended June 30, 2007, and the issuance of interim financial results for the Company; (4) should NASDAQ seek to delist the Company’s common stock following an untimely SEC filing, the possibility that the NASDAQ Listing Qualifications Panel may not grant the Company’s request for an extension to regain compliance with NASDAQ listing qualifications or the Company’s failure to regain compliance within any extension period, in which case the Company’s common stock would be delisted from the Nasdaq National Market; (5) the effects of any required restatement adjustments to previously issued financial statements and possible material weaknesses in internal control over financial reporting; (6) the possibility that any default under the Company’s financing arrangements could cause acceleration of repayment of the entire principal amounts and accrued interest on such arrangements; and (7) the additional risks and uncertainties and important factors detailed from time to time in the Company’s press releases and in the Company’s periodic filings under the Securities Exchange Act of 1934. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, because the statements are subject to risks and uncertainties, the Company can give no assurance that its expectations will be attained or that actual developments and results will not materially differ from those express or implied by the forward-looking statements. Readers are cautioned not to place undue reliance on the statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

(RURL/F)

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